Exhibit 4.1

EXECUTION VERSION

EIGHTH AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS EIGHTH AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT, dated as of May 8 , 2024 (this “Amendment”), relating to the Credit Agreement referenced below, is by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Borrower”), and PNC Bank, National Association, a national banking association, as agent (in such capacity, the “Agent”) and the lender (in such capacity, the “Lender”). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a credit facility has been extended to the Borrower pursuant to the terms of that certain Second Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of May 8, 2020 (as amended and modified from time to time, the “Credit Agreement”) among the Borrower, the Lender identified therein, and PNC Bank, National Association, as agent and Lender;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement; and

WHEREAS, the Lender has agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is amended as set forth below.

(a) The following new definitions are hereby added to Section 1.2 in the appropriate alphabetical order to read as follows:

“‘Eighth Amendment Effective Date’ shall mean May 8, 2024.”

“‘Liquidity’ at a particular date shall mean (i) Undrawn Availability as of such date plus (ii) cash of Borrower maintained in a ‘money market’ account with Agent as of such date.”

“‘Trigger Date’ means the first to occur of (a) the date, if any, on which the Borrower delivers to Agent evidence that Borrower and its Subsidiaries have maintained a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00 for trailing twelve-month period most recently ended, which evidence shall be in form and substance satisfactory to the Agent in its sole discretion and (b) June 30, 2025.”

(b) Section 6.5(a) is amended to read as follows:

“(a) Liquidity.

Maintain Liquidity in an amount not less than (i) at all times on and after the Eighth Amendment Effective Date to (but excluding) June 30, 2024, $2,250,000 and (ii) at all times on and after June 30, 2024 to (but excluding) the Trigger Date, $3,000,000; provided, that, each such determination of Liquidity pursuant to the foregoing clauses (i) and (ii) shall include at least $500,000 of Undrawn Availability.”

(c) Section 6.5(b) is amended to read as follows:

“(b) Fixed Charge Coverage Ratio.

Beginning with the fiscal quarter ending September 30, 2024, cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00 for (i) the one quarter period ending as of September 30, 2024, (ii) the two quarter period ending as of December 31, 2024, (iii) the three quarter period ending as of March 31, 2025, and (iv) the four quarter period ending as of June 30, 2025 and for each fiscal quarter thereafter; provided, that, in the event the Trigger Date occurs at any time prior June 30, 2025, the Fixed Charge Coverage Ratio shall be tested as of the end of each quarter after the Trigger Date for the four quarter period then-ended.”

(d) Section 15.6(g) is hereby amended by amending the “with an additional copy to” notice information in subclause (A) to read as follows:

“with an additional copy to:	Parker, Hudson, Rainer & Dobbs LLP 303 Peachtree Street NE, Suite 3600
Atlanta, GA 30308
	Attention:	Elizabeth Garner, Esq.
	Telephone:	(404)420-4696
	Email:	lgarner@phrd.com”

2. Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of the following conditions:

(a) the execution of this Amendment by the Borrower and PNC Bank, National Association as the Agent and Lender; and

(b) receipt by the Agent of an amendment fee of $25,000.

3. Representations and Warranties. The Borrower hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

4. Acknowledgments, Affirmations and Agreements. The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment and (ii) affirms all of its obligations under the Credit Agreement and the Other Documents.

5. Credit Agreement. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

6. Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent’s legal counsel.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

8. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of New York.

[Remainder of page intentionally blank; signature page follows.]

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	PERMA-FIX ENVIRONMENTAL SERVICES, INC.

	By:	/s/ Ben Naccarato
	Name:	Ben Naccarato
	Title:	CFO

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION,
in its capacity as Agent and as Lender

	By:	/s/ Scott Goldstein
	Name:	Scott Goldstein
	Title:	Senior Vice President

Eighth Amendment to Second Amended and Restated Revolving Credit,

Term Loan and Security Agreement (Perma-Fix Environmental Services, Inc.)